ALPHATECH BIOENGINEERING LIMITED
                            45 Des Voeux Road Central
                                   11th Floor
                                    Hong Kong




March 22, 2001


The Board of Directors
Dragon Pharmaceuticals
c/o 1200, 543 Granville Street
Vancouver, BC
V6C 1X8

Attention:  Dr. Ken Cai and Mr. Greg Hall

Dear Sirs:

Re:  Hepatitis B Vaccine Project

Based upon our recent discussions, the following is intended to outline a proposed amendment to that certain agreement (the "Agreement") dated October 6, 2000 entered into between Alphatech Bioengineering Limited ("Alphatech") and Dragon Pharmaceuticals Inc. ("Dragon") pursuant to which Dragon acquired all of Alphatech's interests in the Hepatitis B Vaccine Project. This letter sets out the terms which we have discussed and to which we are prepared to agree to amend the Agreement.

1. Dragon requests nine months from the date of the Definitive Agreement (defined below) to explore different options available to the Company for the Hepatitis B Vaccine Project (the "Project") including but not limited to joint venture partnerships, establishing a production facility, and selling the project to a third party. Dr. Longbin Liu, one of the principals of Alphatech, demands to repurchase the Project on the merits of its future revenue and market potential if the Company fails to find an option suitable to the Company within the nine months from the date of the Definitive Agreement. The Project shall be in the same condition as when Dragon acquired it from Alphatech and Dr. Liu will assume operational development of the Project. The purchase price will be US$4.0 million, which was the purchase price which Dragon originally paid to Alphatech. The US$4.0 million would be paid by Dr. Liu as follows:

     (a) US$500,000 at the date of repurchase, which shall be that date which is nine months after the date of the Definitive Agreement; and

     (b)  the balance to be paid within 18 months of the date of repurchase.

     Annual interest of 6% would accrue on the balance owing commencing 6 months after the date of repurchase of the Project. The Intellectual Property (as defined in the October 6, 2000 agreement) will remain the property of Dragon if Dr. Liu fails to pay the balance within 18 months of the date of repurchase.

     Dragon agrees to provide Dr. Liu with notice of any offer received by Dragon from a third party for the purchase of the Project which Dragon elects not to accept. In the event Dr. Liu wish to accept the third party offer, Dragon agrees to transfer the project to Dr. Liu or at his discretion forthwith for US$4.0 million on the terms set out above and to assign to Dr. Liu the right to accept such third party offer.

2. The Definitive Agreement shall also include a covenant whereby Dragon agrees not to compete in the Project with Dr. Liu or any third party purchaser.

3. The terms set forth above will be the subject of a definitive agreement ("Definitive Agreement") incorporating the substance of the terms of this letter of intent with such amendments as may be mutually agreed between us, acting reasonably. The Definitive Agreement will include:

     (a)  terms   respecting  the  procedures   necessary  to  implement   these
          transactions; and

     (b)  customary representations and warranties by each party.

4. By executing this letter, both parties confirm their intentions with respect to the transactions described, but neither party shall incur any obligations until such time as the Definitive Agreement is executed. Both parties agree to exercise best efforts to complete the Definitive Agreement by May 15, 2001 or a later date as agreed to in writing by both parties.

5. This letter of intent will be open for acceptance until April 2, 2001, following which it will lapse.


Yours truly,

/s/   Longbin Liu, M.D.

Longbin Liu, M.D.


Alphatech Bioengineering Limited


Per:    /s/  Longbin Liu
        Authorized Signatory


Agreed and accepted this 9th day of April, 2001.


DRAGON PHARMACEUTICALS INC.


Per: /s/   Ken Cai
     Authorized Signatory